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                                                                    Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 by Citizens Communications Company of our reports dated January 27, 2000 and January 28, 1999 on the financial statements of GTE Minnesota Inc. (formerly Contel of Minnesota, Inc.) (a wholly-owned subsidiary of Verizon Communications Inc.) as of December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Dallas, Texas,
   September 19, 2001